Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact at Neurocrine Biosciences
Claudia Jones or Paul Hawran
(858) 658-7600

NEUROCRINE BIOSCIENCES ANNOUNCES THE APPOINTMENT OF
ROBERT J. LITTLE TO SENIOR VICE PRESIDENT OF
COMMERCIAL OPERATIONS

San Diego, CA, June 3, 2003 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced the appointment of Robert J. Little to the position of Senior Vice President of Commercial Operations effective June 16, 2003. Mr. Little brings with him over 20 years of global pharmaceutical experience in both the U.S. and International markets covering Canada, Italy and the United Kingdom.

Mr. Little joins Neurocrine after serving 18 years with Pharmacia Inc. where he held his most recent position of Group Vice President, Diversified Products, in Peapack, New Jersey. His responsibilities included managing Pharmacia’s $2.5 billion Diversified Products business, as well as forming a new business group merging pricing, reimbursement and health outcome groups into a global unit focused on current industry issues, pricing and drug values. Mr. Little had full global sales profit and loss responsibility while growing these businesses by 30% over 2 years into a $2.5 billion global specialty products business. While serving as the President and Managing Director of Pharmacia in Milan, Italy, Bob managed a $450 million market company with over 800 employees, the largest market for Pharmacia in Europe. From 1991 to 1997, Mr. Little was responsible for Pharmacia & Upjohn’s pharmaceutical operations in Canada with sales of $300 million and 300 employees. His experiences include managing global brands as well as geographies, managing marketing and sales organizations, global and country product launches, mergers and acquisitions, business development, as well as profit and loss and balance sheet management. Prior to joining Pharmacia he held positions at Miles Laboratories/Bayer A.G. in the UK, Italy and the US.

“We are pleased to attract to Neurocrine, someone with Bob’s strong track record and proven leadership skills which are an ideal fit for Neurocrine’s future growth and development,” said Gary Lyons, President and Chief Executive Officer of Neurocrine Biosciences. “ His entrepreneurial attitude combined with his years of managing commercial organizations as well as developing pharmaceutical products will add significantly to Neurocrine’s new product development and in-and-out licensing opportunities as we move forward to commercialization,” Lyons added.

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Neurocrine Biosciences, Inc. is a product-based biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, diabetes, multiple sclerosis, irritable bowel syndrome, eating disorders, pain, autoimmunity and certain female and male health disorders. Neurocrine Biosciences, Inc. news releases are available through the Company's website via the Internet at http://www.neurocrine.com.

In addition to historical facts, this press release contains forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward looking statements are risks and uncertainties associated with Neurocrine’s development programs and business and finances including, but not limited to, risk that Neurocrine’s drug candidates will not successfully proceed through clinical trials or that later stage clinical trials will not show that they are effective in treating humans; determinations by regulatory and governmental authorities; dependence on corporate collaborators who could terminate their relationships with the Company at any time; uncertainties relating to patent protection and intellectual property rights of third parties; impact of competitive products and technological changes; availability of capital and cost of capital; and other material risks. A more complete description of these risks can be found in the Company’s annual report filed on Form 10K for the year ended December 31, 2002 and the Company’s most recent report on Form 10Q. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

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